Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

PROPETRO HOLDING CORP.

I, the undersigned, for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware do hereby execute this Certificate of Incorporation and do hereby certify as follows:

FIRST:                                                The name of the Corporation is ProPetro Holding Corp. (the “Corporation”).

SECOND:                          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:                                          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”). The Corporation is being incorporated in connection with the conversion of ProPetro Holding Corp, a Texas corporation (the “Texas Corporation”), to the Corporation (the “Conversion”) and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the Texas Corporation to the Corporation.

FOURTH:                           The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of capital stock which the Corporation shall have authority to issue is 230,000,000.  The total number of shares of Common Stock that the Corporation is authorized to issue is 200,000,000, having a par value of $0.001 per share, and the total number of shares of Preferred Stock that the corporation is authorized to issue is 30,000,000, having a par value of $0.001 per share, of which 20,000,000 shares have been designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions of the Series A Preferred Stock are set forth on Exhibit A hereto.  Subject to the terms of that certain Shareholders Agreement, dated March 4, 2013, as amended, and any other stockholders agreement binding on the Corporation, whether or not in effect on the date hereof and as amended from time to time in accordance therewith (each, a “Stockholders Agreement”), the board of directors of the Corporation (the “Board of Directors”) may, in its discretion, issue from time to time authorized but unissued shares or treasury shares of the Corporation to such person or persons, and for such consideration, as the Board of Directors may determine.  Upon the filing of the Certificate of Conversion of the Texas Corporation to the Corporation and this Certificate of Incorporation (the “Effective Time”), (i) each share of common stock of the Texas Corporation outstanding immediately prior to the Effective Time will be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of the corporation or the former holders of such common stock of the Texas Corporation and (ii) each share of Series A Convertible Preferred Stock of the Texas Corporation outstanding immediately prior to the Effective Time will be deemed to be one issued and outstanding, fully paid and nonassessable share of Series A

Convertible Preferred Stock of the Corporation, without any action required on the part of the Corporation or the former holders of such preferred stock of the Texas Corporation.

FIFTH:                                               The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.        COMMON STOCK.

1.            General.                  The rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be set forth in this Certificate of Incorporation or as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.            Voting.                       Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder.  Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation. No holder of Common Stock shall be entitled to exercise any right of cumulative voting.

Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL (or any successor provision thereto).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon (the “Voting Stock”), irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.            Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends if, when and as declared by the Board of Directors in accordance with applicable law.  Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4.            Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the

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funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5.            No Preemptive or Subscription Rights. No holder of Common Stock shall be entitled to preemptive or subscription rights.

B.         PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to and vested in the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL and any applicable Stockholders Agreement.  Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Voting Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

SIXTH:                                            Subject to any applicable Stockholders Agreement, the total number of directors of the Corporation shall be determined from time to time exclusively by resolution of the Board of Directors. Except as otherwise required by law and subject to any applicable Stockholders Agreement and the rights of any holders of any shares of Preferred Stock, which may from time to time come into existence and be outstanding, any vacancies and newly created directorships shall be filled exclusively by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum. No decrease in the number of directors shall shorten the term of any incumbent director. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. Subject to any applicable Stockholders Agreement and the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, any director may only be removed upon the affirmative vote of the holders of at least 66-2/3% of the Voting Stock entitled to vote thereon.

SEVENTH:                  Special meetings of stockholders of the Corporation may be called

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only by the Board of Directors pursuant to a resolution approved by the Board of Directors; provided, however, that for so long as the ECP Stockholders (as defined in the Stockholders Agreement) collectively continue to beneficially own at least 20% of the Voting Stock, the Secretary of the Corporation shall call a special meeting of stockholders upon the written request of the ECP Stockholders. Special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

EIGHTH:                               In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws whether adopted by them or otherwise, without any action on the part of the stockholders.  The stockholders may also make new bylaws or alter, amend or repeal the Bylaws (i) in addition to any other vote otherwise required by law, prior to the date the ECP Stockholders cease to beneficially own in aggregate at least 50% of the Voting Stock entitled to vote thereon (the “Trigger Date”), by a majority of the Voting Stock entitled to vote thereon, and (ii) in addition to any other vote otherwise require by law, from and after the Trigger Date, by the affirmative vote of the holders of at least 66-2/3% of the Voting Stock entitled to vote thereon.

NINTH:                                         The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto). To the fullest extent permitted by the laws of the State of Delaware as it now exists or may hereafter be amended, no director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article Ninth shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

The Corporation may maintain insurance, at its expense, to protect itself and any current, former or prospective director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current, former or prospective director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in the Bylaws or elsewhere, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current, former or prospective director, officer, employee or agent.

TENTH:                                        The Corporation shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended and supplemented (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto), indemnify, advance expenses and hold harmless any person

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who was or is a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.  Notwithstanding the preceding sentence, except with respect to a proceeding to enforce such person’s rights to indemnification or advancement of expenses pursuant to this Article TENTH, the Corporation shall be required to indemnify such persons in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Any amendment, repeal or modification of this Article Tenth shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

ELEVENTH:       In recognition and anticipation that (i) the principals, officers, members, managers and/or employees of the ECP Stockholders or their respective Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) the ECP Stockholders and their respective Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with the ECP Stockholders and their respective Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article Eleventh are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the ECP Stockholders and/or their respective Affiliated Companies and/or their respective principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Covered Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of any of the ECP Stockholders, any entity that controls, is controlled by or under common control with such ECP Stockholder (other than the Corporation and any entity that is controlled by the Corporation) and any investment funds managed by Energy Capital Partners and (b) in respect of the Corporation, any company controlled by the Corporation.

To the fullest extent permitted by law, none of the ECP Stockholders, any of their respective Affiliated Companies or any of their respective Covered Persons shall have any fiduciary duty to refrain from (A) carrying on and conducting, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or its Affiliated Companies, (B) doing business with any client, customer, vendor or lessor of any of the Corporation or its Affiliated Companies, or (C) making investments in any kind of property in which the Corporation may

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make investments. In the event that any of the ECP Stockholders, any of their respective Affiliated Companies or any of their respective Covered Persons acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (1) (a) the Covered Person, in his or her capacity with any of the ECP Stockholders or any of their respective Affiliated Companies, or (b) any of the ECP Stockholders or any of their respective Affiliated Companies and (2) the Corporation or its Affiliated Companies, none of the ECP Stockholders, any of their respective Affiliated Companies or any of their respective Covered Persons shall, to the fullest extent permitted by law, have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Affiliated Companies. To the fullest extent permitted by law, the Corporation and its Affiliated Companies hereby renounce, pursuant to Section 122(17) of the DGCL, any interest or expectancy of the Corporation and its Affiliated Companies in such corporate opportunity and waive any claim against each of the ECP Stockholders, each of their respective Affiliated Companies and each of their respective Covered Persons and shall indemnify each of the ECP Stockholders, each of their respective Affiliated Companies and each of their respective Covered Persons against any claim that any ECP Stockholder, any of its respective Affiliated Companies or any of its respective Covered Persons is liable to the Corporation, its Affiliated Companies or its stockholders for breach of any fiduciary duty, as a director, officer or stockholder of the Corporation or its Affiliated Companies, solely by reason of the fact that any ECP Stockholder, any of its respective Affiliated Companies or any of its respective Covered Persons (x) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (y) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (z) does not communicate information regarding such corporate opportunity to the Corporation or its Affiliated Companies. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this Article Eleventh.

To the fullest extent permitted by law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its Affiliated Companies unless (i) the Corporation and its Affiliated Companies would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation and its Affiliated Companies at such time have sufficient financial resources to undertake such transaction or opportunity and (iii) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its Affiliated Companies are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

To the fullest extent permitted by law, no Covered Person will be liable to the Corporation or its Affiliated Companies or stockholders for breach of any duty (at law or in equity, contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article Eleventh.

Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eleventh.

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For purposes of this Article Eleventh, the Corporation and its Affiliated Companies shall not be deemed Affiliated Companies of any of the ECP Stockholders.

In addition to any vote required by applicable law, this Article Eleventh may not be amended, modified or repealed without the prior written consent of each of the ECP Stockholders.

TWELFTH:                  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and, subject to the next sentence, may not be effected by any consent or consents in writing by stockholders. Notwithstanding the foregoing, until the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if (A) a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted and (B) the action to be taken and the taking of the action by written consent are approved by the Board of Directors, including the directors designated by the ECP Stockholders.

THIRTEENTH: Unless the Corporation consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.

FOURTEENTH: From time to time, any of the provisions of this Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders or directors of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Fourteenth. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of this

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Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless, in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved, (i) prior to the Trigger Date, by the affirmative vote of the holders of a majority of the outstanding Voting Stock entitled to vote thereon, and (ii) from and after the Trigger Date, by the holders of at least 66-2/3% of the outstanding Voting Stock entitled to vote thereon.

FIFTEENTH: The Corporation elects not to be governed by Section 203 of the DGCL.

SIXTEENTH:  The name of the incorporator is Dale Redman (the “Incorporator”). The address of the Incorporator is 1706 S Midkiff Building B, Midland, Texas 79701.

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IN WITNESS WHEREOF, the Incorporator has executed this Certificate of Incorporation on this 8th day of March, 2017.

By:	/s/ Dale Redman
Dale Redman
Incorporator

[Signature Page to Certificate of Incorporation of ProPetro Holding Corp.]

EXHIBIT A

SERIES A CONVERTIBLE PREFERRED STOCK

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions of the Series A Preferred Stock (as defined below) of ProPetro Holding Corp., a Delaware corporation (the “Corporation”), are set forth below:

1.         Designation and Amount; Ranking.

(a)        Shares of the Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into shares of Common Stock, shall be cancelled by the Corporation and shall not be reissued.

(b)        The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding up or dissolution of the Corporation, shall rank: (i) senior in all respects to all Junior Stock; (ii) on a parity, in all respects, with all Parity Stock; and (iii) junior in all respects to all Senior Stock, in each case as provided more fully herein.

2.         Definitions.

As used herein, the following terms shall have the following meanings:

“Accrued Dividends” shall mean, with respect to any share of Series A Preferred Stock, as of any date, the accrued and unpaid dividends on such share, whether or not declared, from, and including, the last day of the most recently preceding month (or the Issue Date, if there has been no prior full month) to, but not including, such date, and including, for the sake of clarity, any then accrued and unpaid dividends on such share from any prior month or months.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms) shall mean the power, whether by contract, equity ownership or otherwise, to directly or indirectly, direct the policies or management of a Person. For the avoidance of doubt, any Persons (other than portfolio companies) that are directly or indirectly managed or controlled by the same fund manager (or fund managers that are Affiliates) shall be deemed to be Affiliates.

“Automatic Conversion Date” shall have the meaning set forth in Section 6(b).

“Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Bring-Along Notice” shall have the meaning set forth in Section 8(b).

“Bring-Along Rights” shall have the meaning set forth in Section 8(a).

“Business Day” shall mean any day that is not Saturday, Sunday or other day when banks are required or permitted to be closed in the State of Delaware.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as further amended or restated in accordance with applicable Law.

“Certificated Preferred Stock” shall have the meaning set forth in Section 11(b)(i).

“Close of Business” shall mean 5:00 p.m. (New York City time).

“Common Holder” shall mean a record holder of shares of Common Stock.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation or any other capital stock of the Corporation into which such Common Stock shall be reclassified or changed (or, in the case of an Initial Public Offering of a successor entity or parent or Subsidiary of the Corporation, the equivalent common equity of such successor entity or parent or Subsidiary).

“Company Sale” shall mean any one of the following:  (i) a change in the ownership or control of the Corporation effected through a transaction or series of transactions (including by way of merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Corporation or any of its Subsidiaries) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Corporation or any of its Subsidiaries) (A) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of fifty percent (50%) or more of the shares of Common Stock then outstanding or of securities of the Corporation (or options, rights or warrants to purchase or securities convertible into or exchangeable for such securities) possessing fifty percent (50%) or more of the total combined voting power of the shares of all Common Stock then outstanding or (B) obtains control of half or more of the members of the Board of Directors, in either case immediately after such transaction or series of transactions (for the avoidance of doubt, in connection with a merger or similar transaction of the Corporation with any Person, the equity interest holders of such other Person shall be deemed to be a single “group” of “persons” under this clause (i)); or (ii) the sale, lease, transfer, conveyance or other disposition (other than by way of a transaction that would not be deemed a Company Sale pursuant to clause (i) above), in one or a series of related transactions, of all or substantially all of the assets of the Corporation, or the Corporation and its Subsidiaries taken as a whole, to any “person” (as defined above).

“Conversion Date” shall mean the Holder Conversion Date or the Automatic Conversion Date, as applicable.

“Conversion Price” shall mean an amount equal to the Issue Price; provided, however, that with respect to any shares of Series A Preferred Stock that are converted to Common Stock upon the consummation of an Initial Public Offering or Company Sale (including a Company Sale pursuant to Section 8), the Conversion Price shall equal the lesser of (a) the Issue Price (which in the case of conversion to common equity of a successor entity or parent or Subsidiary, shall be equitably adjusted to maintain the Holders’ economic entitlement) and (b) 90% of the IPO Price or the price per share of Common Stock received by the stockholders of the

Corporation (or, in the case of a Company Sale structured as a sale of assets of the Corporation, the equity value of the Corporation (expressed as a value per share of Common Stock) after accounting for the aggregate consideration received by the Corporation) in such Company Sale, as applicable.

“Corporation” shall mean ProPetro Holding Corp., a Delaware corporation.

“Dividend Payment Date” shall mean the date that is thirty (30) days after the end of each month, unless the Board of Directors designates an earlier date that is no earlier than the day after the end of such month, commencing with the month in which the Issue Date occurs, and no later than the earliest date of payment in respect of any Parity Stock or Junior Stock with respect to such month.

“Dividend Rate” shall mean, as of July 1, 2017, an annual rate equal to 7.0%.

“Dividend Record Date” shall mean, with respect to any month and applicable Dividend Payment Date, the record date (which shall be a Business Day) set by the Board of Directors for holders eligible to receive any dividend declared for such month, which date shall be no earlier than the day after the end of such month and no later than such Dividend Payment Date.

“ECP Issuance” shall have the meaning set forth in Section 13(c).

“ECP Stockholders” shall have the meaning set forth in the Shareholders Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Issuance” shall have the meaning set forth in Section 13(a).

“Holder” shall each mean a holder of record of a share of Series A Preferred Stock.

“Holder Conversion Date” shall have the meaning set forth in Section 6(a).

“Holder Conversion Notice” shall have the meaning set forth in Section 6(a).

“Holder Conversion Notice Date” shall have the meaning set forth in Section 6(a).

“HSR Act” shall have the meaning set forth in Section 4(g).

“Initial Public Offering” shall mean an initial public offering of Common Stock or equivalent common equity of the Corporation (or any successor entity or any parent or Subsidiary of the Corporation following any reorganization transactions undertaken in connection with such initial public offering) pursuant to a Registration Statement on Form S-1 under the Securities Act.

“IPO Price” shall mean the initial price at which Common Stock or equivalent common equity of the Corporation (or any successor entity or any parent or Subsidiary of the Corporation) is offered to the public in an Initial Public Offering.

“Issue Date” shall mean December 27, 2016.

“Issue Price” shall mean, with respect to each share of Series A Preferred Stock, an amount equal to $14.50 per share, subject to adjustment as provided in Section 6(e).

“Junior Stock” shall mean all classes of the Common Stock and each other class of capital stock or series of preferred stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding up or dissolution of the Corporation.

“Law” shall mean any statute, law (including common law and, for the avoidance of doubt, the HSR Act), rule, or regulation or any judgment, order, writ, injunction, or decree of any federal, state, local or foreign court or tribunal or any federal, state, local or foreign public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality.

“Liquidation Preference” shall mean, with respect to each share of Series A Preferred Stock, an amount equal to the Issue Price, as adjusted in accordance with Section 3(c) and 3(d), plus any Accrued Dividends on such share of Series A Preferred Stock, in each case to the date of payment of the Liquidation Preference, the Conversion Date or the Redemption Date, as applicable.

“New Securities” shall have the meaning set forth in Section 13(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 7(b).

“Optional Redemption Price” shall have the meaning set forth in Section 7(a).

“Ownership Notice” shall mean a notice of ownership of capital stock of the Corporation in such form as is approved from time to time by the Board of Directors.

“Parity Stock” shall mean any class of capital stock or series of preferred stock of the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding up or dissolution of the Corporation.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Dividend Election” shall have the meaning set forth in Section 3(b).

“PIK Shares” shall have the meaning set forth in Section 3(b).

“Pro Rata Allocation” shall have the meaning set forth in Section 13(a).

“Purchase Agreement” shall mean that certain Series A Convertible Preferred Stock Purchase Agreement, dated effective as of the Issue Date, by and among the Corporation and the investors party thereto.

“Qualified Public Offering” shall mean an underwritten Initial Public Offering that results in aggregate offering proceeds to the Corporation (or the applicable successor entity, parent or Subsidiary of the Corporation) of at least $100 million.

“Qualifying Holder” shall have the meaning set forth in Section 15(a).

“Redemption Date” shall have the meaning set forth in Section 7(a).

“Sale Notice” shall have the meaning set forth in Section 9(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Stock” shall mean each class of capital stock or series of preferred stock of the Corporation, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding up or dissolution of the Corporation.

“Series A Preferred Stock” shall mean a series of preferred stock, designated as “Series A Convertible Preferred Stock,” par value $0.001 per share.

“Shareholders Agreement” shall mean that certain Shareholders Agreement of ProPetro Holding Corp., dated as of March 4, 2013, by and among the Corporation and the stockholders party thereto, as amended as of the date hereof and as may be further amended, supplemented or modified from time to time.

“Subsidiary” shall mean, as to any Person, any corporation or other entity of which (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity which such Person consolidates for accounting purposes.

“Tag-Along Notice” shall have the meaning set forth in Section 9(b).

“Tag-Along Right” shall have the meaning set forth in Section 9(a).

“Tag-Along Transferor” shall have the meaning set forth in Section 9(a).

“Taxes” shall mean (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, occupation, premium, environmental (including taxes under Code

Section 59A), production, severance, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law).

“Third Party Purchaser” shall have the meaning set forth in Section 8(a).

“Third Party Terms” shall have the meaning set forth in Section 8(b).

“Transfer” shall mean any direct or indirect sale, merger, consolidation, amalgamation, reorganization or other similar plan or scheme, or operation of law, assignment, conveyance, transfer, sale or other disposition, in each case, whether directly, or directly or indirectly of a parent, holding company, equity holder or subsidiary or otherwise.

3.         Dividends.

(a)        Except as set forth in Section 3(b), beginning with the month of July 2017, each Holder shall be entitled to receive, with respect to each share of Series A Preferred Stock held by such Holder, out of funds of the Corporation legally available for payment, cash dividends on the Liquidation Preference in effect as of the end of the last day of the immediately prior month (or if there has been no prior full month, the Issue Date), computed on the basis of a 360-day year consisting of twelve 30-day months, at the applicable Dividend Rate, payable on each Dividend Payment Date. Such cash dividends shall be payable in arrears on each Dividend Payment Date for the month ending immediately prior to such Dividend Payment Date (or with respect to the first Dividend Payment Date, for the period commencing on July 1, 2017 and ending on July 31, 2017), to the Holders as they appear on the Corporation’s stock register at the Close of Business on the relevant Dividend Record Date. Dividends on the Series A Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis from the last day of the most recent month, or if there has been no prior full month, from the Issue Date, until dividends are paid pursuant to this Section 3(a) in respect of such Accrued Dividends or pursuant to Sections 3(b), 3(c) and 3(d). If a Dividend Payment Date is not a Business Day, then any dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date.

(b)        Notwithstanding anything to the contrary in Section 3(a), the Corporation may elect (a “PIK Dividend Election”) to issue to each Holder additional shares of Series A Preferred Stock (“PIK Shares”) in lieu of paying cash dividends in whole or in part with respect to any Dividend Payment Date pursuant to Section 3(a). Any PIK Shares shall be issued to the applicable Holders on the applicable Dividend Payment Date. The number of PIK Shares to be issued to each Holder shall be equal to (i) the aggregate amount of cash dividends to which such Holder is entitled pursuant to Section 3(a) and with respect to which the Corporation makes a PIK Dividend Election divided by (ii) the Issue Price. If the Corporation fails to make a PIK Dividend Election on or prior to the respective Dividend Payment Date in respect of any month that ends after the Issue Date, the Corporation shall be deemed to have made a PIK Dividend

Election for all purposes of the Certificate of Incorporation solely with respect to and to the extent of the portion of such cash dividend for such month that is not paid. Immediately prior to the Close of Business on the applicable Dividend Payment Date, a Holder shall be deemed to be the holder of record of any PIK Shares payable with respect to such Holder’s shares of Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates or book-entry notations representing such PIK Shares shall not then be actually delivered to such Holder.

(c)        Notwithstanding anything to the contrary herein, (i) if any shares of Series A Preferred Stock are converted into Common Stock on a Conversion Date in accordance with the Certificate of Incorporation during the period between the last day of a month and the Close of Business on the corresponding Dividend Payment Date and the Corporation has not made a PIK Dividend Election in respect of such month, then the amount of the Accrued Dividends in respect of such month shall be added to the Liquidation Preference for purposes of such conversion; and (ii) if any shares of Series A Preferred Stock are converted into Common Stock in accordance with the Certificate of Incorporation on a Conversion Date during the period between the Close of Business on any Dividend Record Date and the Close of Business on the corresponding Dividend Payment Date, the Accrued Dividends with respect to such shares of Series A Preferred Stock, at the Corporation’s option, shall either (x) be paid in cash on or prior to the date of such conversion or (y) not be paid in cash and be added to the Liquidation Preference for purposes of such conversion. For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the last day of the most recently preceding month to, but not including, the applicable Conversion Date. The Holders at the Close of Business on a Dividend Record Date shall be entitled to receive any dividend paid as a cash dividend on those shares on the corresponding Dividend Payment Date.

(d)       Notwithstanding anything to the contrary herein, if any shares of Series A Preferred Stock are redeemed by the Corporation in accordance with the Certificate of Incorporation on a Redemption Date during any month, the Accrued Dividends with respect to such shares of Series A Preferred Stock for the period from the first day of such month through the Redemption Date shall be added to the Liquidation Preference for purposes of such redemption. For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the last day of the most recently preceding month to, but not including, the applicable Redemption Date. The Holders at the Close of Business on a Dividend Record Date shall be entitled to receive any dividend paid as a cash dividend on those shares on the corresponding Dividend Payment Date.

(e)        So long as any share of the Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on, and no redemption or repurchase shall be agreed to or consummated of, Parity Stock, Common Stock or any other shares of Junior Stock, unless all accumulated and unpaid dividends for all preceding full months (including the month in which such accumulated and unpaid dividends first arose) of the Corporation have been declared and paid (including by way of an increase to the Liquidation Preference in accordance with Section 3(c)); provided, however, that the foregoing limitation shall not apply to (i) a dividend payable on Common Stock or other Junior Stock in-kind in shares of Common Stock or other Junior Stock (and, for the avoidance of doubt, (A) without the consent of the Holders of at least 60% of the shares of Series A Preferred Stock, no cash dividends shall be paid on shares of

Common Stock or Junior Stock while any share of Series A Preferred Stock is outstanding and (B) no cash dividends shall be paid on shares of Common Stock or other Junior Stock for any month for which a dividend is paid to the Holders in PIK Shares); (ii) the acquisition of shares of Common Stock or other Junior Stock in exchange for shares of Common Stock or other Junior Stock; (iii) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of shares of other Junior Stock or any securities exchangeable for or convertible into such shares of Common Stock or other Junior Stock; (iv) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees; (v) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock. Notwithstanding the preceding, if dividends on the Series A Preferred Stock and any Parity Stock have not been paid in full, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock only so long as the dividends are declared and paid pro rata so that amounts of dividends declared and paid per share on the Series A Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that the Accrued Dividends per share on the shares of Series A Preferred Stock and the accumulated and unpaid dividends on such other Parity Stock bear to each other.

4.         Voting.

(a)        In addition to any other rights provided in the Certificate of Incorporation, the bylaws of the Corporation or applicable Law, each share of Series A Preferred Stock shall be entitled to a number of votes per share on an as-converted basis equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on the record date for the vote to be taken on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class,

(b)        So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by applicable Law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least 50% of the outstanding shares of Series A Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating (directly or indirectly, including by way of merger, consolidation, business combination, recapitalization, reorganization or similar transaction):

(i)         subject to Section 4(d), any amendment or modification of the Certificate of Incorporation, the bylaws of the Corporation or similar organizational documents of any of the Corporation’s Subsidiaries if such amendment or modification would adversely affect the rights, preferences, privileges or powers of, or restrictions on, the Series A Preferred Stock; provided, however, that any amendment or modification of any of the foregoing that would adversely affect any Holder in a manner disproportionate to the other Holders will require the affirmative vote or consent of such Holder;

(ii)        any increase or decrease in the number of authorized shares of Series A Preferred Stock or any issuance of Series A Preferred Stock (other than the issuance of PIK Shares in accordance with the Certificate of Incorporation);

(iii)       the authorization, issuance or creation of (by reclassification or otherwise) any class or series of Senior Stock or Parity Stock, or any class or series of capital stock of the Corporation or any Subsidiary having voting rights more favorable than those granted to Holders under this Section 4(b), other than the issuance of PIK Shares in accordance with the Certificate of Incorporation;

(iv)       the payment of any dividend or distribution on any class or series of capital stock of the Corporation (or any of its Subsidiaries, except to the extent such dividends or distributions are paid solely to a direct or indirect parent of such Subsidiary), or the repurchase of any shares of Series A Preferred Stock, Senior Stock, Parity Stock or Junior Stock, in each case, other than (A) as contemplated by the Certificate of Incorporation and Section 3 hereof or (B) the repurchase of shares of capital stock from officers or employees of the Corporation or any Subsidiary pursuant to any applicable employee benefit plan or arrangement (and, if applicable, the Shareholders Agreement with respect thereto) entered into in respect of such officer’s or employee’s employment with the Corporation or such Subsidiary; provided, however, that the payment of cash dividends on shares of Common Stock or Junior Stock while any share of Series A Preferred Stock is outstanding shall require the affirmative vote or consent of 60% of the shares of Series A Preferred Stock;

(v)        any voluntary (A) liquidation, dissolution, winding up or termination of the Corporation or any of its Subsidiaries or (B) commencement of bankruptcy, insolvency, receivership or similar proceedings with respect to the Corporation or any of its Subsidiaries; or

(vi)       any sale or disposal (whether by merger, consolidation, business combination, recapitalization, reorganization or similar transaction) of any Subsidiary or asset of the Corporation or any of its Subsidiaries, in each case, for aggregate consideration in excess of $50,000,000, other than in the ordinary course of business.

Notwithstanding the foregoing, (x) none of the above actions shall be restricted or limited by or require any approval of the Holders of Series A Preferred Stock if the proceeds received therefrom are contemporaneously used by the Corporation or such Subsidiary to redeem all of the outstanding shares of Series A Preferred Stock pursuant to Section 7 and (y) in no event shall a Company Sale require the approval of any of the Holders of Series A Preferred Stock.

(c)        Without the consent of the Holders, but without limiting Section 4(b), the Corporation, acting in good faith, may, in accordance with applicable Law, amend, alter, supplement or repeal any terms of the Series A Preferred Stock by amending or supplementing the Certificate of Incorporation or any stock certificate representing shares of the Series A Preferred Stock to cure any ambiguity, omission or mistake in any such instrument that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any Holder.

(d)       [Intentionally omitted.]

(e)        In exercising the voting or consent rights set forth in Section 4(b), each Holder shall be entitled to one vote per share of Series A Preferred Stock held by such Holder.

(f)        The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the bylaws of the Corporation and applicable Law.

(g)        If prior to the exercise of the Holders’ or the Corporation’s rights pursuant to the Certificate of Incorporation, a filing is required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), then the Corporation, on the one hand, and any Holder, on the other hand, shall (i) as promptly as practicable, make, or cause or be made, all filings and submissions required under the HSR Act, and (ii) use their commercially reasonable efforts to obtain, or cause to be obtained, consent in respect of such filings and submissions (or the termination or expiration of the applicable waiting period, as applicable).

5.         Liquidation Rights.

(a)        In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive, in respect of such Holder’s shares of Series A Preferred Stock, and to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the Liquidation Preference thereon, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock.

(b)        Neither the sale, conveyance, exchange or Transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of its business) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c)        After the payment in full to the Holders of the amounts provided for in this Section 5, the Holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation in respect of their ownership of such Series A Preferred Stock.

(d)       In the event the assets of the Corporation available for distribution to the Holders upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, winding up or dissolution unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Series A Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

6.                                    Conversion.

(a)                               Conversion at Holder’s Option.

(i)                                  At any time following the Issue Date, each Holder shall have the right, from time to time, at such Holder’s option, to, except to the extent it would result in a breach of applicable Law, convert all or a portion of such Holder’s shares of Series A Preferred Stock into a number of fully paid and non-assessable shares of Common Stock. In such event, each of the outstanding shares of Series A Preferred Stock shall be converted into a number of fully paid and non-assessable shares of Common Stock equal to (A) the Liquidation Preference with respect to such share divided by (B) the Conversion Price; provided, however, that no Holder may elect to convert shares of Series A Preferred Stock in an aggregate amount less than 10% of the shares of Series A Preferred Stock held by such Holder as of the Issue Date (or, if less, than all of such Holder’s shares). To convert shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 6(a), such Holder shall give written notice (the “Holder Conversion Notice” and the date of such notice, the “Holder Conversion Notice Date”) to the Corporation stating that such Holder elects to so convert shares of Series A Preferred Stock and shall state therein: (1) the number of shares of Series A Preferred Stock to be converted by such Holder, (2) the name or names in which such Holder wishes the shares of Common Stock to be issued, (3) the Holder’s computation of the number of shares of Common Stock to be received by such Holder and (4) the Conversion Price on the Holder Conversion Notice Date. If a Holder validly delivers a Holder Conversion Notice in accordance with this Section 6(a), the Corporation shall issue the shares of Common Stock as soon as reasonably practicable, but in no event later than five Business Days thereafter (the date of issuance of such shares, the “Holder Conversion Date”).

(ii)                              The Corporation shall give Holders notice of a Company Sale or an Initial Public Offering not less than ten (10) Business Days prior to the consummation of such transaction, including notice of the pricing of such transaction as reasonably promptly as is practicable upon the availability of such information, to allow for each Holder’s computation of the applicable Conversion Price and election of whether to convert such Holder’s shares of Series A Preferred Stock simultaneously with the consummation of such Company Sale or Initial Public Offering. For the avoidance of doubt, all shares of Series A Preferred Stock shall convert automatically in connection with the consummation of a Qualified Public Offering or a Company Sale in accordance with Section 6(b).

(b)                              Automatic Conversion.  Upon the (i) consummation of (A) a Qualified Public Offering or (B) a Company Sale or (ii) election of the Holders of a majority of the then-outstanding shares of Series A Preferred Stock (such applicable date, the “Automatic Conversion Date”), each of the outstanding shares of Series A Preferred Stock shall automatically be converted into a number of fully paid and non-assessable shares of Common Stock equal to (x) the Liquidation Preference with respect to such share divided by (y) the Conversion Price.

Notwithstanding anything to the contrary herein, no shares of Series A Preferred Stock shall be converted into Common Stock to the extent such conversion would result in a breach of applicable Law.

(c)                               Upon any conversion pursuant to this Section 6, each Holder shall surrender to the Corporation the certificates representing any shares held in certificated form to be converted (or a customary affidavit of loss with indemnity reasonably satisfactory to the Corporation) during usual business hours at its principal place of business, accompanied by (i) (if so required by the Corporation) a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the Holder or its duly authorized legal representative and (ii) transfer tax stamps or funds therefor, if required pursuant to Section 6(f).

(d)                             Immediately prior to the Close of Business on the applicable Conversion Date, with respect to a conversion, a Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s shares of Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates or book-entry notations representing such Common Stock shall not then be actually delivered to such Holder. Except to the extent that a Holder is not able to convert its shares of Series A Preferred Stock into Common Stock as a result of Section 6(h), on the applicable Conversion Date, dividends shall cease to accrue on the shares of Series A Preferred Stock so converted and all other rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the number of fully paid and nonassessable shares of Common Stock into which such shares of Series A Preferred Stock have been converted. As promptly as practical after the conversion of any shares of Series A Preferred Stock into Common Stock, but in any event no later than two Business Days following such conversion, the Corporation shall deliver to the applicable Holder an Ownership Notice identifying the number of shares of Common Stock to which such Holder is entitled. Upon conversion of only a portion of the number of shares of Series A Preferred Stock held by a Holder (in the case of conversion pursuant to Section 6(a)), the Corporation shall issue and deliver to the applicable Holder a new certificate representing the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(e)                               Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

(i)                                  Stock Dividends, Subdivisions, Reclassifications or Combinations. If after the Issue Date the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock or other equity interests of the Corporation or its Subsidiaries, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, (iv) distribute to holders of Common Stock evidences of indebtedness, equity interests (other than Common Stock) or other assets or (v) consummate a spin-off in which the Corporation makes a distribution to all holders of Common Stock consisting of equity interests of any class or series of, or relating to, a subsidiary or other business unit, the Conversion Price in effect on and after the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall (without limitation to clause (b) of the definition of “Conversion Price,” which shall continue to be applied and create further adjustment as and to the extent applicable) be proportionately adjusted so that the Holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock, equity, evidences of indebtedness and other assets which such Holder would have owned or been entitled to receive had such shares of the Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

(ii)                              Rounding of Calculations; Minimum Adjustment. All calculations under this Section 6(e) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 6 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.001; but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.001 or more.

(iii)                          Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 6(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the Holder of any share of the Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment.

(f)                                The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock and the issuance or delivery of any Ownership Notice, whether at the request of a Holder or upon the conversion of shares of Series A Preferred Stock, shall each be made without charge to the Holder or recipient of shares of Series A Preferred Stock for such certificates or Ownership Notice or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby or such Ownership Notice or the securities identified therein, and such certificates or Ownership Notice shall be issued or delivered in the respective names of, or in such names as may be directed by, the applicable Holder; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any Transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of the relevant Series A Preferred Stock and the Corporation shall not be required to issue or deliver any such certificate or Ownership Notice unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(g)                              Any shares of Common Stock delivered pursuant to this Section 6 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters of any Law), free and clear or any liens, claims, rights or encumbrances other than those arising under the Delaware General Corporation Law, the Shareholders Agreement or the Certificate of Incorporation or created by the holders thereof.

(h)                              The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock such maximum number of its authorized but unissued and otherwise unreserved shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock pursuant any applicable provision of the Certificate of Incorporation, and shall take all action required to be taken by it (including promptly calling and holding one or more special meetings of the Board of Directors and the stockholders of the Corporation until such increase is approved in accordance with applicable Law and amending the Certificate of Incorporation) to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued and otherwise unreserved shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock. Notwithstanding anything herein to the contrary, unless otherwise agreed by the affirmative vote of the Holders of at least 50% of the shares of Series A Preferred Stock at the time outstanding and entitled to vote thereon, all shares of Series A Preferred Stock which would otherwise convert into shares of Common Stock shall remain outstanding and shall continue to accumulate and compound additional dividends pursuant to Section 3 until such time as there are sufficient unissued shares of Common Stock to permit the conversion of all outstanding shares of Series A Preferred Stock.

(i)                                  In case after the Issue Date of any consolidation with or merger of the Corporation with or into another corporation or other entity or merger of another entity into the Corporation, or in case of any sale, lease or conveyance to another corporation or other entity of the assets of the Corporation as an entirety or substantially as an entirety, in each case, (x) that is not a Company Sale and (y) as a result of which the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for shares of stock, other and/or property (including cash) or any combination of the foregoing, each share of the Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock, other securities and/or property (including cash) to which the Common Stock issuable (immediately prior to such consolidation, merger, sale, lease or conveyance) upon conversion of such share of the Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance (without limitation to clause (b) of the definition of “Conversion Price,” which shall continue to be applied and create further adjustment as and to the extent applicable); and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests of the Holders with respect to the Series A Preferred Stock and the rights and obligations of the Corporation shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of the Series A Preferred Stock. In determining the kind and amount of stock, securities and/or property receivable upon consummation of such consolidation, merger, sale, lease or conveyance, if the Common Holders have the right to elect the kind or amount of consideration receivable upon consummation of such transaction, then the Holders, in connection with such transaction and at the same time holders of Common Stock are allowed to make such election, shall be given the right to make a similar election with respect to the number of shares of stock or other securities or property into which such Holder’s shares of Series A Preferred Stock shall thereafter be convertible.  The above provisions of this Section 6(i) shall similarly apply to successive such transactions.

7.                                    Optional Redemption.

(a)                               At any time on or after December 31, 2019, and from time to time thereafter, the Corporation shall have the right, subject to applicable Law and the rights of Holders under Section 6(a), to redeem the Series A Preferred Stock, in whole or in part, from any source of funds legally available for such purpose at a price per share equal to the Issue Price plus any Accrued Dividends on the redeemed shares (the “Optional Redemption Price”); provided, however, that any such redemption shall be for no less than 12.5% of the total shares of Series A Preferred Stock issued as of the Issue Date. Any such redemption shall occur on a Business Day set by the Corporation in its sole discretion (the “Redemption Date”). For the avoidance of doubt, any Holder shall be entitled to convert all or a portion of its shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 6(a) at any time prior to the Redemption Date, and the Corporation shall not be entitled to redeem any such shares of Series A Preferred Stock that have been so converted.

(b)                              The Corporation shall give notice of its election to redeem the Series A Preferred Stock pursuant to this Section 7 not less than ten (10) days and not more than sixty (60) days before the scheduled Redemption Date, to the Holders of Series A Preferred Stock as such Holders’ names appear (as of the Close of Business on the Business Day next preceding the day on which notice is given) on the Corporation’s books at the address of such Holders shown therein. Such notice (the “Optional Redemption Notice”) shall state: (i) the Redemption Date, (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all outstanding shares of Series A Preferred Stock are to be redeemed, the number (and, in the case of shares in certificated form, the identification) of shares to be redeemed from such Holder, (iii) the Optional Redemption Price on the date of such notice and (iv) the place where any shares of Series A Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the Optional Redemption Price therefor.

(c)                               If the Corporation elects to redeem fewer than all of the outstanding shares of Series A Preferred Stock pursuant to this Section 7, the number of shares of Series A Preferred Stock to be redeemed shall be determined by the Corporation, provided that the Series A Preferred Stock shall be redeemed on a pro rata basis across all Holders based on their respective ownership of Series A Preferred Stock unless agreed upon otherwise by Holders holding at least two-thirds of the shares of the Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding.

(d)                             If the Corporation gives an Optional Redemption Notice, then from and after the Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Optional Redemption Notice, all dividends on such shares of Series A Preferred Stock to be redeemed shall cease to accrue and all other rights with respect to the shares of Series A Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the right to receive the Optional Redemption Price.

(e)                               Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation shall be cancelled. If only a portion of the shares of Series A Preferred Stock represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Corporation, the Corporation shall issue and deliver to the applicable Holders a new certificate representing the number of shares of Series A Preferred Stock represented by the surrendered certificate that have not been called for redemption.

8.                                    Bring-Along Rights.

(a)                               Bring-Along Right.  At any time prior to the consummation of an Initial Public Offering, if a majority of the Board of Directors approves a Company Sale to an unaffiliated third party (a “Third Party Purchaser”), then the Corporation shall have the right (a “Bring-Along Right”), but not the obligation, to require each Holder to tender for purchase to the Third Party Purchaser, on the same terms and conditions as apply to the Common Holders and as if the shares of Series A Preferred Stock so tendered were first converted into Common Stock at the Conversion Price, a number of shares of Series A Preferred Stock that, in the aggregate, equal the number derived by multiplying (i) the total number of shares of Series A Preferred Stock owned by the Holder by (ii) a fraction, the numerator of which is the total number of shares of Common Stock to be sold to the Third Party Purchaser in connection with the Company Sale and the denominator of which is the total number of shares of Common Stock (including shares issuable upon the exercise of rights to acquire Common Stock) outstanding immediately prior to such Company Sale.

(b)                              Notice.  If the Corporation elects to exercise its Bring-Along Right under Section 8(a), the Corporation shall provide notice to each Holder in writing (the “Bring-Along Notice”). Each Bring-Along Notice shall set forth: (i) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party Purchaser(s) and a summary of any other material terms pertaining to the Transfer (“Third Party Terms”) and (ii) the number of shares of Series A Preferred Stock that the Corporation elects each Holder to sell in the transaction as determined pursuant to Section 8(a). The Bring-Along Notice shall be given at least ten (10) days prior to the closing of the proposed Company Sale. Upon the delivery of a Bring-Along Notice, no further Transfers of Series A Preferred Stock by any Holder shall be permitted until the earliest of the date that (x) such Bring-Along Notice is withdrawn, (y) the Company Sale is consummated and (z) ninety (90) days following the date of such Holder’s receipt of the Bring-Along Notice. For the avoidance of doubt, to the extent any Holder is permitted to Transfer shares of Series A Preferred Stock as a result of the expiration of the date set forth in clause (z) above, as a condition to such Transfer, such Holder shall cause the proposed transferee to acknowledge that such transferee will waive all applicable rights to notice under, and shall tender such shares of Series A Preferred Stock for purchase to the Third Party Purchaser(s) in accordance with, this Section 8.

(c)                               Upon the giving of a Bring-Along Notice, each Holder shall be obligated to sell the number of shares of Series A Preferred Stock set forth in such Holder’s Bring-Along Notice on the Third Party Terms, provided, that each Holder shall, as if the shares of Series A Preferred Stock tendered by such Holder were first converted into Common Stock at the Conversion Price, (x) receive the same valuation of consideration as the Common Holders in such Company Sale; (y) shall be offered the right to receive the same form of consideration as the Common Holders;

and (z) subject to any differences resulting from the operation of, or the waiver by any Holder of, the provisions of Section 10, shall assume the same post-closing obligations as the Common Holders.

(d)                             At the closing of any Company Sale pursuant to this Section 8, the Third Party Purchaser(s) shall remit to the Holders the consideration for the total sales price of the Series A Preferred Stock held by the Holders and sold pursuant hereto, minus any consideration to be escrowed or otherwise held back (including any earn out payments) in accordance with the Third Party Terms, against delivery by the Holders of certificates, if any, for such Series A Preferred Stock or affidavits of loss (together with an indemnity reasonably acceptable to the Third Party Purchaser), duly endorsed for Transfer or with duly executed stock powers, and, if applicable, an instrument evidencing the compliance by the Holders with any other conditions to closing generally applicable to the Holders selling shares in the Company Sale. For the avoidance of doubt, Holders of Series A Preferred Stock shall be entitled to receive the same per-share consideration as and when received by Common Holders in such Company Sale; provided, however, that such per-share consideration shall be calculated based on an as-converted basis (based on the Conversion Price) assuming all shares of Series A Preferred Stock sold by the Holders in such Company Sale were converted into shares of Common Stock. For the avoidance of doubt, any Accrued Dividends on the Series A Preferred Stock shall be taken into account when calculating the consideration due to each Holder pursuant to this Section 8.

9.                                    Tag-Along Rights.

(a)                               At any time prior to the consummation of an Initial Public Offering, if one or more Holders or Common Holders (the “Tag-Along Transferor”) proposes to Transfer greater than $50 million of outstanding shares of Series A Preferred Stock (based solely on the Issue Price) or 50% or more of the outstanding shares of Common Stock, as applicable, held by such Holders or Common Holders to a Third Party Purchaser, in a single Transfer or a series of related Transfers, then each other Holder shall have the right (a “Tag-Along Right”) to require that the proposed Third Party Purchaser purchase from such Holder, on the same terms and conditions as apply to the Tag-Along Transferor, the following:

(i)                                  in the event of a Transfer by the Tag-Along Transferor of Series A Preferred Stock, up to a number of such Holder’s Series A Preferred Stock equal to the number derived by multiplying (A) the total number of shares of Series A Preferred Stock that such Third Party Purchaser has agreed or committed to purchase by (B) a fraction, the numerator of which is the total number of shares of Series A Preferred Stock owned by such other Holder and the denominator of which is the aggregate number of shares of Series A Preferred Stock owned by all Holders who have exercised the Tag-Along Right; and

(ii)                              in the event of a Transfer by the Tag-Along Transferor of Common Stock, up to a number of such Holder’s shares of Common Stock into which shares of Series A Preferred Stock have converted derived by multiplying (A) the total number of shares of Common Stock that such Third Party Purchaser has agreed or committed to purchase by (B) a fraction, the numerator of which is the total number of shares of Common Stock owned by such other Holder and the denominator of which is the aggregate number of shares of Common Stock owned by all Common Holders (including such Holder) who have exercised the Tag-Along Right; provided, however, that no Holder shall be entitled to exercise its Tag-Along Right unless such Holder has elected to convert all or a portion of its shares of Series A Preferred Stock into Common Stock (simultaneous with or prior to the transaction that is the subject of the Tag-Along Right).

(b)                              The Tag-Along Transferors shall notify each Holder in writing in the event the Tag-Along Transferors propose to make a Transfer or series of Transfers giving rise to a Tag-Along Right at least ten (10) business days prior to the date on which the Tag-Along Transferors expect to consummate such Transfer (the “Sale Notice”), which notice shall specify the number of shares of Series A Preferred Stock or Common Stock, as applicable, that the Third Party Purchaser intends to purchase in such Transfer.  The Tag-Along Right may be exercised by any Holder proposing to sell all (but not fewer than all) of the shares of Series A Preferred Stock or Common Stock which such Holder is entitled to sell pursuant to Section 9(a) above by delivery of a written notice to the Tag-Along Transferors (the “Tag-Along Notice”) within ten (10) business days following receipt of the Sale Notice from the Tag-Along Transferors.  Each applicable Holder shall (i) receive the same valuation of consideration as the Tag-Along Transferors; (ii) shall be offered the right to receive the same form of consideration as the Tag-Along Transferors; and (iii) subject to any differences resulting from the operation of, or the waiver by any Holder of, the provisions of Section 10, shall assume the same post-closing obligations as the Tag-Along Transferors.  In the event that the proposed Third Party Purchaser does not purchase the specified number of shares of Series A Preferred Stock or Common Stock from any applicable Holder on the same terms and conditions as specified in the Sale Notice, then the Tag-Along Transferors shall not be permitted to sell to the proposed Third Party Purchaser additional shares of shares of Series A Preferred Stock or Common Stock, as applicable, in an amount equal to the number of shares of Series A Preferred Stock or Common Stock that the Third Party Purchaser failed to purchase from such Holder unless the Tag-Along Transferors purchase from such Holder a corresponding number of shares of Series A Preferred Stock or Common Stock, as applicable, on the same terms and conditions as specified in such Sale Notice. For the avoidance of doubt, any Accrued Dividends on the Series A Preferred Stock shall be taken into account when calculating the consideration due to each Holder pursuant to this Section 9.

(c)                               At the closing of the Transfer to any Third Party Purchaser pursuant to this Section 9, the Third Party Purchaser shall remit to each applicable Holder the consideration for the total sales price of the Series A Preferred Stock or Common Stock, as applicable, held by such Holder sold pursuant hereto, minus any such consideration to be escrowed or otherwise held back (including earn out payments) in accordance with the Third Party Terms, against delivery by the Holders of certificates, if any, for such Series A Preferred Stock or Common Stock, as applicable, or affidavits of loss (together with an indemnity reasonably acceptable to the Third Party Purchaser), duly endorsed for Transfer or with duly executed stock powers, and, if applicable, an instrument evidencing the compliance by the Holders with any other conditions to closing generally applicable to the Holders selling shares in the transaction.

(d)                             For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, in no event shall any Holder of Series A Preferred Stock (or shares of Common

Stock issued upon conversion thereof) have any rights under this Section 9 with respect to an Initial Public Offering.

10.                            Cooperation; Limitations.

(a)                               In the event of (i) the exercise of a Bring-Along Right pursuant to Section 8 or (ii) the exercise of a Tag-Along Right pursuant to Section 9, each Holder shall consent to and raise no objections against the transaction and shall take all actions that the Board of Directors reasonably deems necessary in connection with the consummation of the transaction. Without limiting the generality of the foregoing, each Holder agrees to: (A) vote in favor of such transaction or act by written consent approving the same with respect to all shares of Series A Preferred Stock and Common Stock owned by such Holder; (B) if requested, execute any purchase agreement, merger agreement or other agreement entered into with the Third Party Purchaser with respect to such transaction, and any such ancillary agreement with respect thereto as is necessary or desirable to approve and consummate the transaction at the purchase price and upon the same terms and conditions as the Common Holders (subject to any differences resulting from the operation of, or the waiver by any Holder of, the succeeding provisions of this Section 10); (C) refrain from the exercise of, and waive, any dissenters’ rights, appraisal rights or similar rights in connection with such transaction; and (D) take all further actions or deliver all such additional documents or agreements as is reasonably requested by the Corporation in connection with such transaction. Notwithstanding anything in Sections 8 through 10 to the contrary, the rights and obligations of the Holders shall be limited as follows: (1) all such covenants, indemnities and agreements in the applicable purchase agreement, merger agreement or other agreement entered into with the Third Party Purchaser and any ancillary agreement or other agreement entered into with the Third Party Purchaser and any ancillary agreement with respect thereto shall be made on a several, and not joint and several, pro rata basis by all Holders and Common Holders, as applicable, (2) each Holder shall only be required to make representations and warranties personal to such Holder (and not, for the avoidance of doubt, in respect of the Corporation, its subsidiaries or their respective businesses), including representations and warranties relating to its existence, authority, non-contravention, due execution, ownership of shares of Series A Preferred Stock or Common Stock, as applicable, to be Transferred, ability to Transfer such shares free and clear of all liens and encumbrances, and the enforceability of the relevant agreement against such Holder, in the applicable purchase agreement, merger agreement or other agreement entered into with the Third Party Purchaser and any ancillary agreement, (3) any indemnification a Holder shall be required to provide (including with respect to covenants, agreements, representations and warranties in respect of the Corporation, its subsidiaries or their respective businesses) will be made on a several, and not joint and several, pro rata basis with any other Holder and Common Holder, as applicable (other than for any amounts held in escrow and other than in respect of the personal representations and warranties referenced in the immediately preceding clause (2)), (4) in connection with a Bring-Along Right, if any other Holder receives an option as to the form of consideration it shall receive in the transaction, such Holder shall be offered the same choice with respect to its stock of the same class, (5) in connection with a Bring-Along Right and Tag-Along Right, no Holder shall be required to agree to (x) any non-competition covenant or agreement or (y) any non-solicitation covenant or agreement (other than in respect of the solicitation by such Holder of a member of the Corporation’s or its Subsidiary’s senior management and other than in respect of malicious interference by such Holder with customers or suppliers, in each case which covenants or agreements shall be reasonable as to duration and scope), and (6) no Holder’s obligations for indemnification and similar obligations shall exceed the aggregate of the consideration actually received by such Holder in connection with such transaction.

(b)                              Each Holder shall bear its pro rata share of the costs of any transaction (pursuant to this Agreement or otherwise) in which it sells shares of its Series A Preferred Stock or Common Stock (based upon the net proceeds received by such Holder in such transaction) to the extent such costs are incurred for the benefit of all Holders and are not otherwise paid by the Corporation or the acquiring party.

11.                            Uncertificated Shares; Certificated Shares.

(a)                               Uncertificated Shares.

(i)                                  Form. Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Corporation, the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and the Delaware General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof an Ownership Notice.

(ii)                              Transfer. Transfers of Series A Preferred Stock and any Common Stock issued upon conversion thereof held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested transfer until furnished evidence reasonably satisfactory to it that such transfer is proper.

(b)                              Certificated Shares.

(i)                                  Form and Dating. When Series A Preferred Stock is in certificated form (“Certificated Preferred Stock”), the Series A Preferred Stock certificate shall be substantially in the form set forth in Annex A, which is hereby incorporated in and expressly made a part of the Certificate of Incorporation. The Series A Preferred Stock certificate may have notations, legends or endorsements required by applicable Law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Series A Preferred Stock certificate shall be dated the date of its authentication.

(ii)                              Execution and Authentication. Two officers of the Corporation shall sign each Series A Preferred Stock certificate for the Corporation by manual or facsimile signature.

(iii)                          Transfer and Exchange. When Certificated Preferred Stock is presented to the Corporation with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for shares of certificated Common

Stock, the Corporation shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Preferred Stock surrendered for transfer or exchange:

A.                                shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation, duly executed by the Holder thereof or its attorney duly authorized in writing; and

B.                                 is being transferred or exchanged pursuant to subclause (1) or (2) below, and is accompanied by the following additional information and documents, as applicable:

(1)                              if such Certificated Preferred Stock is being delivered to the Corporation by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Annex B hereto; or

(2)                              if such Certificated Preferred Stock is being Transferred to the Corporation or to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Annex B hereto) and (ii) if the Corporation so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with any restrictions on Transfer applicable to such Certificated Preferred Stock.

(iv)                          Replacement Certificates. If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation.

(c)                               Upon (i) the request of any Holder of shares of Series A Preferred Stock held in certificated form; (ii) delivery by such Holder of such information reasonably requested by the Corporation (which may include an opinion of counsel reasonably acceptable to the Corporation) and (iii) a reasonable determination by the Corporation that such shares are no longer subject to (or are entitled to an exemption from) any applicable restrictions on Transfer set forth herein, the Purchase Agreement or applicable securities laws, the Corporation shall permit such Holder to exchange such certificated Series A Preferred Stock for certificated Series A Preferred Stock that does not bear the applicable restrictive legend(s) and rescind the applicable restriction on the Transfer of such certificates Series A Preferred Stock.

12.                            Tax Matters. The Corporation, or any applicable withholding agent, is hereby authorized, on behalf of each Holder, to withhold and pay over to the applicable taxing authority any and all

Taxes required to be withheld under applicable Law with respect to such Holder and its shares of Series A Preferred Stock (and any cash dividends or PIK Shares, and including with respect to any deemed distributions, payable thereon). Each of the Holders hereby agrees to indemnify the Corporation for any and all Taxes imposed on dividends or distributions (whether cash dividends or PIK Shares and including with respect to any deemed distributions) paid or payable to such Holder with respect to its shares of Series A Preferred Stock that are in excess of amounts actually withheld by the Corporation, or any applicable withholding agent, with respect to such Holder and paid to the applicable taxing authority. Each Holder shall provide to the Corporation, or any applicable withholding agent, upon request any Tax forms or other documentation reasonably requested by the Corporation, or any applicable withholding agent, to enable it to comply with its obligations under applicable Law. Upon determination of the actual amount of any tax withholding payments payable with respect to the Series A Preferred Stock, each Holder (as applicable) shall indemnify the Corporation promptly but in no event later than fifteen (15) days after the presentation of a statement setting forth the amount of indemnification to which the Corporation is entitled along with such supporting evidence as is reasonably necessary to calculate such amount under this Section 12. Notwithstanding anything in the Certificate of Incorporation to the contrary, each of the Holders hereby agrees that (a) the provisions of this Section 12 shall be binding on each of such Holder’s successors and assigns and (b) such Holder shall cause each Person to which it Transfers any of its shares of Series A Preferred Stock to acknowledge and agree to the provisions of this Section 12 in a form and manner reasonably to the satisfaction of the Corporation.

13.                            Pre-emptive Rights.

(a)                               With respect to any issuance or portion thereof, other than an Excluded Issuance, by the Corporation of shares of Common Stock or other equity securities (including debt and equity securities that are convertible into or exchangeable for shares of Common Stock or other equity securities) after the date hereof but prior to an Initial Public Offering by the Corporation (such securities or rights are collectively referred to herein as the “New Securities”), each Holder may elect to subscribe for and purchase for the issuance price offered by the Corporation such Holder’s Pro Rata Allocation of such New Securities. “Excluded Issuance” shall mean (i) any shares issued as stock dividends, or pursuant to stock splits, recapitalization or other similar events that do not adversely affect the proportionate amount of the Corporation’s equity held by the Holders and Common Holders; (ii) securities issued pursuant to an Initial Public Offering; (iii) equity securities issuable pursuant to warrants, options, notes or other rights to acquire securities of the Corporation issued in compliance with this Section 13; (iv) capital stock, or warrants or options to purchase capital stock, issued to the third party seller or unaffiliated strategic partner in acquisitions, mergers or strategic partner transactions, the terms of which are approved by the Board of Directors; and (v) any PIK Shares issued in accordance with the Certificate of Incorporation. “Pro Rata Allocation” shall mean, with respect to any Holder, the number derived by multiplying (i) the total number of New Securities proposed to be issued in the preemptive offering by (ii) a fraction, the numerator of which is the number of shares of Common Stock that would be owned by such Holder assuming the conversion of all shares of Series A Preferred Stock owned by such Holder as of the date of the issuance of such New Securities and the denominator of which is the sum of (A) the total outstanding shares of Common Stock and (B) the number of shares of Common Stock (including, for purposes of this calculation, shares issuable upon the exercise of all Vested Options (as defined in the

Shareholders Agreement) whether or not exercised) that would be owned by all Holders and all Common Holders assuming the conversion of all shares of Series A Preferred Stock outstanding as of the date of the issuance of such New Securities.

(b)                              The Corporation shall give each Holder thirty (30) days written notice before making any sale or offering of New Securities and shall advise each Holder of its rights under this Section 13 to participate in such offering. The notice shall describe the price and the terms on which the Corporation proposes to sell, Transfer, or otherwise distribute the New Securities, together with a calculation of such Holder’s Pro Rata Allocation.  Each Holder will then have twenty (20) days after the receipt of the notice to advise the Corporation in writing whether it will exercise its rights hereunder and to deliver payment in full for the shares of New Securities it elects to purchase.  If a Holder fails to deliver payment within the requisite time period for the New Securities it elects to purchase, such Holder shall have no further purchase rights under this Section 13 in connection with such offering of New Securities.

(c)                               In the event that the ECP Stockholders are issued New Securities in an offering that is not an Excluded Issuance (an “ECP Issuance”), such ECP Issuance may occur prior to undertaking the procedures required by this Section 13 with respect to the Holders if the Board of Directors determines in good faith that it would be adverse to the Corporation to comply with the procedures in this Section 13, in which case the Corporation shall cause such procedures to be undertaken with respect to the Holders (other than the ECP Stockholders) promptly following such ECP Issuance (and in any event the notice contemplated in Section 13(b) above shall be delivered no later than ten (10) days of such ECP Issuance. Each Holder’s respective Pro Rata Allocation for purposes of complying with such procedures shall be calculated without taking into account any shares of Common Stock or other equity securities issued to the ECP Stockholders in such issuance (but the shares of Common Stock or other equity securities held by the ECP Stockholders prior to the ECP Issuance shall be included in any such calculation)), and each such Holder shall be entitled to purchase up to such number of New Securities sufficient to cause such Holder’s relative percentage ownership of all outstanding Common Stock immediately following such purchase to equal such Holder’s relative percentage ownership of Common Stock immediately prior to the ECP Issuance (including, for purposes of calculating such Holder’s relative percentage ownership of Common Stock, shares issuable upon the exercise of all Vested Options, whether or not exercised, and conversion of all shares of Series A Preferred Stock outstanding as of the date of the issuance of such New Securities. The Corporation may not issue any New Securities in any ECP Issuance unless the ECP Stockholders expressly agree to give effect to this provision.

(d)                             Notwithstanding any provision herein to the contrary, any issuance of equity securities by any Subsidiary of the Corporation other than to the Corporation or a wholly owned Subsidiary of the Corporation shall be deemed an issuance by the Corporation of its equity securities to which the pre-emptive rights under this Section 13 shall apply.

14.                            Transfer Restrictions. Notwithstanding anything in the Purchase Agreement or the Certificate of Incorporation to the contrary, and subject to the requirements of Section 12 hereof, no Holder may Transfer any of such Holder’s shares of Series A Preferred Stock without the prior written consent of the Corporation, which consent may be (a) withheld in the sole discretion of the Corporation or (b) given subject to reasonable terms and conditions determined by the Corporation in its sole discretion; provided, however, that (i) any Holder may at any time Transfer any of such Holder’s shares of Series A Preferred Stock to one or more of such Holder’s Affiliates, provided that such Person shall Transfer such shares to such Holder in the event that such Person ceases to be an Affiliate of such Holder, and (ii) on or after January 1, 2018, any investor may Transfer any of such Holder’s shares of Series A Preferred Stock to any Person without the prior written consent of the Corporation, except that the Corporation’s prior written consent shall be required for a Transfer of shares of Series A Preferred Stock to a Person that, directly or indirectly through one or more of its Affiliates, holds a 50% or greater equity interest in, or otherwise is permitted to appoint a director, manager or managing member (or similar representative on the governing body) of a Person engaged in the conduct of business in the oilfield services industry in North America. Each Holder agrees that in connection with any Transfer consented to by the Corporation, such Holder shall, if requested by the Corporation, deliver to the Corporation an opinion of counsel in form and substance reasonably satisfactory to the Corporation and counsel for the Corporation, to the effect that the Transfer is not in violation of the Certificate of Incorporation, the Securities Act, or the securities Laws of any state.  Any purported Transfer in violation of the provisions of this Section 14 shall be null and void and shall have no force or effect. The restrictions on Transfer set forth in this Section 14 shall terminate upon the consummation of an Initial Public Offering.

15.                            Information Rights.

(a)                               Each Holder that, together with its Affiliates, owns shares of Series A Preferred Stock with an aggregate value (based solely on Issue Price) of at least $5,000,000 (each, a “Qualifying Holder”) shall be entitled to receive the following information from the Corporation:

(i)                                  within one hundred twenty (120) days after the end of each Fiscal Year of the Corporation, an audited consolidated balance sheet of the Corporation and its Subsidiaries as of the end of such Fiscal Year and the related income statement, statement of members’ equity, and statement of cash flows for such Fiscal Year; and

(ii)                              within forty-five (45) days after the end of the first three quarters of each Fiscal Year of the Corporation (and within ninety (90) days after the end of the fourth quarter of each Fiscal Year of the Corporation), an unaudited consolidated balance sheet of the Corporation and its Subsidiaries as of the end of such quarter and an unaudited related income statement, statement of members’ equity and statement of cash flows for such quarter.

(b)                              The Corporation shall also provide each Qualifying Holder with the right, upon reasonable request and during the normal business hours of the Corporation, to visit and inspect the facilities (including the books and records) of the Corporation and its Subsidiaries and meet with members of management and other Corporation personnel for the purpose of discussing the business of the Corporation and its Subsidiaries.

16.                            Other Provisions.

(a)                               With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular

Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)                              Shares of Series A Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares of Series A Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the Laws of Delaware) upon such reacquisition be automatically cancelled by the Corporation and shall not be reissued.

(c)                               All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (ii) one (1) Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three (3) Business Days after being sent by certified or registered mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder.

(d)                             Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Corporation from time to time.

ANNEX A

FORM OF SERIES A CONVERTIBLE PREFERRED STOCK

FACE OF SECURITY

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF PROPETRO HOLDING CORP. (THE “CORPORATION”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE CORPORATION SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH CORPORATION MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Annex A - Page 1

Certificate Number	[_________________________] Shares of
[_________________________]	Series A Convertible Preferred Stock

SERIES A CONVERTIBLE PREFERRED STOCK
OF
PROPETRO HOLDING CORP.

PROPETRO HOLDING CORP., a Delaware corporation (the “Corporation”), hereby certifies that [___________________] (the “Holder”) is the registered owner of [___________________] fully paid and non-assessable shares of preferred stock, par value $0.001 per share, of the Corporation designated as the Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”).  The shares of Series A Convertible Preferred Stock are transferable on the books and records of the Corporation, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Convertible Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Incorporation dated March 8, 2017, as the same may be amended from time to time (the “Certificate of Incorporation”).  Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Incorporation.  The Corporation will provide a copy of the Certificate of Incorporation to the Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Series A Convertible Preferred Stock set forth on the reverse hereof, and to the Certificate of Incorporation, which select provisions and the Certificate of Incorporation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Incorporation and is entitled to the benefits thereunder.

On the date of issuance of this certificate there is not a transfer agent and therefore no certificate from any transfer agent is required for the holder of these shares of Series A Convertible Preferred Stock to be entitled to any benefit under the Certificate of Incorporation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has executed this certificate this __________ day of __________, 2017.

PROPETRO HOLDING CORP.

By:
Name:
Title:

Annex A - Page 2

By:
Name:
Title:

Annex A - Page 3

REVERSE OF SECURITY

Dividends on each share of Series A Convertible Preferred Stock shall be payable, when, as and if declared by the Corporation’s Board of Directors out of legally available funds or in kind as provided in the Certificate of Incorporation.

The shares of Series A Convertible Preferred Stock shall be convertible into Common Stock upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Incorporation.

The Corporation will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

Annex A - Page 4

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series A Convertible Preferred Stock evidenced hereby on the books of the Corporation.  The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Series A Convertible Preferred Stock Certificate)

Signature Guarantee:	[1]

1 Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union reasonably acceptable to the Corporation or meeting the requirements of any transfer agent appointed by the Corporation from time to time, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Annex A - Page 5

ANNEX B

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
TRANSFER OF SERIES A CONVERTIBLE PREFERRED STOCK

Re:                          Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) of ProPetro Holding Corp. (the “Corporation”).

This Certificate relates to shares of Series A Convertible Preferred Stock held by                              (the “Transferor”). The Transferor has requested the Corporation record the transfer of Series A Convertible Preferred Stock.

In connection with such request and in respect of such Series A Convertible Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Incorporation relating to the above-captioned Series A Convertible Preferred Stock and that the transfer of this Series A Convertible Preferred Stock does not require registration under the Securities Act of 1933, as amended (the “Securities Act”), because */:

☐	such Series A Convertible Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Series A Convertible Preferred Stock is being transferred to the Corporation;

☐	such Series A Convertible Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A; or

☐

such Series A Convertible Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Corporation so requests).

[INSERT NAME OF TRANSFEROR]

By:
Date:

*/   Please check applicable box.

Annex B - Page 1